Exhibit (a)(iii) - Articles Supplementary

DIVIDEND AND INCOME FUND, INC.

ARTICLES SUPPLEMENTARY

Dividend and Income Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "SDAT"), that:

FIRST:  Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the "MGCL"), the Corporation, by resolutions of its Board of Directors (the "Board of Directors") duly adopted at a meeting duly called and held, elected to become subject to Section 3-804(c)(2) and Section 3-804(c)(3) of the MGCL as provided herein.

SECOND:  The resolutions referred to above provide that the Corporation, notwithstanding any provision in the charter or Bylaws of the Corporation to the contrary, elects to be subject, as set forth in the Bylaws of the Corporation, to Sections 3-804(c)(2) and 3-804(c)(3) of the MGCL, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL, such that,

(1) Each vacancy on the Board of Directors that results from an increase in the size of the Board of Directors or the death, resignation or removal of a director may be filled only by the affirmative vote of a majority of the members of a committee of the Board of Directors (as provided for in the Bylaws) consisting of the remaining Continuing Directors (as defined in the Bylaws of the Corporation) in office, even if the remaining Continuing Directors do not constitute a quorum; and

(2) Any director elected to fill a vacancy shall hold office for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

THIRD:  The election to become subject to Sections 3-804(c)(2) and 3-804(c)(3) of the MGCL has been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH:  The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested by its Secretary on this 11th day of July, 2011.

ATTEST:                                                                           DIVIDEND AND INCOME FUND, INC.

/s/John F. Ramirez                                                           /s/Thomas B. Winmill  (SEAL)
John F. Ramirez                                                                Thomas B. Winmill
Secretary                                                                           President